UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 8, 2006 (May 15, 2006)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 Other Event

Item 8.01. Other Event

On May 15, 2006 and June 5, 2006, U.S. Energy Corp. (the “company”) signed two amendments to the May 5, 2006 Standby Equity Distribution Agreement (the “SEDA”) with Cornell Capital Partners, LP (”Cornell”). Under the SEDA, Cornell has committed to provide up to $50 million of equity financing over 36 months. Please see the Form 8-K filed on May 9, 2006. In addition, on June 5, 2006, the three year warrant issued to Cornell to purchase 100,000 shares of the company’s stock (at $7.15 per share) was amended and restated. This original of the warrant was issued to Cornell on May 5, 2006.

The first amendment to the SEDA is an amendment to section 2.3(c) of the SEDA, to provide, with respect to the minimum acceptable price for any advance, that if Cornell sells stock of the company after receipt of an advance notice, but the VWAP price during the pricing period (following the date of the advance notice) is below the minimum acceptable price, then the company shall be obligated to sell to Cornell (and Cornell shall be obligated to buy from the company) that number of shares equal to the number sold by Cornell during the pricing period, at a price equal to the greater of the purchase price stated in the advance notice, or the minimum acceptable price.

The second amendment to the SEDA clarifies (for purposes of compliance with Nasdaq’s MarketPlace Rule 4350(i)(1)(D) - the “20% rule”) the total number of “transaction shares” which can be issued to Cornell without approval of the company’s shareholders to waive the limitations of the 20% rule. “Transaction shares” includes the shares already issued to Cornell and Newbridge Securities Corporation, shares issuable under the SEDA, shares issuable under the warrant, and shares issuable under milestone warrants (if any milestone warrants are issued).

The warrant was amended and restated to include the same limit (in section 8(h)) on the number of shares issuable on exercise of the warrant in the context of the transaction shares, consistent with the limit effected by the second amendment to the SEDA. This amended and restated warrant replaced the original warrant.

Section 9 - Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

10.1 First Amendment to the Standby Equity Distribution Agreement
10.2 Second Amendment to the Standby Equity Distribution Agreement
10.3 Amended and Restated Warrant

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: June 8, 2006	By:	/s/Keith G. Larsen
Keith G. Larsen, CEO